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                                   Frontier Corporation
PRESS RELEASE                      180 South Clinton Avenue
                                   Rochester, New York  14646


DATE:     June 10, 1997

CONTACT:  Randal A. Simonetti, 716-777-5886

SUMMARY:  FRONTIER APPOINTS PRESIDENT AND CHIEF OPERATING OFFICER


Rochester, N.Y. -- June 10, 1997 -- Frontier Corporation (NYSE:FRO) has named Joseph P. Clayton, 47, as president and chief operating officer, effective June 16. He will be responsible for the day-to-day operation of the $2.5 billion telecommunications company and will report to Ronald L. Bittner, chairman and chief executive officer. He joins Frontier from Thomson Consumer Electronics.

     "Joe has all of the qualities necessary for success in this business," said Bittner. "His extensive operating success, recognized leadership abilities, sharp business focus, international acumen and keen competitive experience in both the consumer and business high-tech markets will serve us well as we stake our position in the marketplace."

     In addition to managing daily operations, Clayton will work with Bittner and other Frontier personnel on the company's vision and strategic direction and will serve on Frontier's board of directors.

     Clayton's background includes more than 24 years in the consumer electronics industry with tenures at Thomson Consumer Electronics, General Electric and RCA. Most recently, he was executive vice president of marketing and sales for the Americas and Asia at Thomson Consumer Electronics, the largest consumer electronics company in the United States.

     In this position, Clayton was responsible for product development, sales and distribution of Thomson's RCA, ProScan and GE Brand of consumer electronics products. Under his direction,
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the Thomson-Americas unit doubled in revenue to approximately $5 billion. Clayton expanded Thomson-Americas into the services and programming businesses, streamlined and centralized operations, established targeted brand strategies and channels of distribution, developed aggressive value-added promotions, and led the expansion of the company's business into Latin America and other international markets.

     "The telecom industry -- much like electronics -- is in an exciting period of transformation. Everything is changing," said
Clayton. "I believe that Frontier -- with its heritage of innovation and ability to offer integrated services -- will help lead that change. I want to be part of that history."

     Clayton holds an M.B.A. in marketing and management from Indiana University in Bloomington, and is magna cum laude graduate with a B.A. in business administration and economics from Bellarmine College in Louisville, Kentucky. He is a member of the board of directors for the Indianapolis Chamber of Commerce, member of the Dean's Advisory Board for Indiana University School of Business, former chairman of the Consumer Electronics Group for the Electronics Industries Association, and a trustee of Bellarmine College.

     Frontier Corporation is the parent company whose long distance, local telephone and cellular operations provide a range of integrated communications services to customers. Frontier is an S&P 500 company with annualized revenue of nearly $2.5 billion. With sales locations nationwide and 8,000 employees, Frontier is the fifth largest long distance company in the United States.

You can receive a faxed copy of any Frontier Corporation press release dating back to June 1996, free of charge, 24 hours a day.
Call 1-800-758-5804, extension 762302. An automated system will provide you with instructions.

Visit Frontier Corporation's home page on the World Wide Web:
http://www.frontiercorp.com